Exhibit 2(c)

OCT. 6. 1997       1: 12PM                                       NO. 177  P. 2/5


                         UNANIMOUS WRITTEN CONSENT OF DIRECTORS OF
                                   DIGITAL REPORTING, INC.
                                      IN LIEU OF MEETING


         THE UNDERSIGNED, being the sole director of Digital Reporting, Inc. , a Minnesota corporation (the "Corportion"), hereby waives notice of and the holding of a meeting of the Board of Directors of said Corporation, and does hereby unanimously consent to and adopt the following Resolutions this 3rd day of September, 1997.

         RESOLVED that the Corporation acquire all of the outstanding Common Stock of Cyberguides, Inc., a Delaware corporation, in accordance with a certain Acquisition Agreement dated as of September 15, 1997 (the "Agreement") .

         RESOLVED, that the Agreement and all other matters referred to in the Agreement be and they hereby are authorized and approved; and,

         RESOLVED, that this Corporation hereby authorizes the issuance of 3,500,000 shares of restricted common stock pursuant to SEC Rule 144, in accordance with the revisions of the Agreement, to the persons set forth on Exhibit attached hereto; and,

         RESOLVED that the officers of the Corporation are hereby authorized to take such actions and execute such documents as they deem necessary and proper to effectuate the foregoing resolutions.


                                       /s/
                                      Peter Lee











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